Exhibit 3.2
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
OF
JPC CAPITAL PARTNERS, INC.
It is hereby certified that:
     1. The name of the corporation (hereinafter called the “Corporation”) is JPC Capital Partners, Inc.
     2. The certificate of incorporation of the Corporation is hereby amended by striking out Article I thereof and by substituting in lieu of said Article I the following new Article I:
“ARTICLE I: THE NAME OF THE CORPORATION IS “DIAS HOLDING, INC.” (HEREINAFTER REFERRED TO AS THE “CORPORATION”).”
     3. The certificate of incorporation of the Corporation is hereby amended by Article IV thereof and by substituting in lieu of said Article IV the following new Article IV:
“ARTICLE IV. The total number of issued and outstanding shares of common stock of the Corporation as of May 3, 2008 (the “Record Date”) shall be decreased by way of a reverse stock split (the “Stock Split”) in the amount of two (2) shares of common stock for one (1) share of common stock. Any fractions of shares shall be rounded up.
     The amount of the total stock the Corporation is authorized to issue is Two Hundred Fifty Five Million (255,000,000) shares consisting of Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.001 per share (“Common Stock”), and Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”). Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. The designations of the Preferred Stock and the powers, preferences, qualifications, limitations or restrictions, and relative rights thereof shall be as follows:
Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. The voting powers, if any, of each such series and the preferences and relative, participating, option and other special rights of each such series and qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, option and other special rights of each such series and qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including (but without limiting the generality of the foregoing) the following:
(1)	the designation of such series;

(2)	the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any class or classes or on any other series of any class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(3)	whether the shares of such series may be redeemed by the Corporation, and if so, the times, prices and other terms and conditions of such redemption;

(4)	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(5)	whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any series of any class or classes of capital stock of the Corporation, and, if the provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and condition of such conversion or exchange;

(6)	the restrictions and conditions, if any, upon the series or reissue of any additional Preferred Shares ranking on a parity with or prior to such shares as to dividends or upon dissolution;

(7)	the rights of the holders of the shares of such series upon the liquidation or distribution of assets of the Corporation, which rights may be different in the case of a voluntary liquidation than in the case of an involuntary liquidation
Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board creating any series of Preferred Shares, the holders of any such series shall have no voting power whatsoever.
     4. The certificate of incorporation of the Corporation is hereby amended by striking out Article VI subsection B thereof in its entirety. The remainder of Article VI (subsections A, C, D and E) shall remain in full force and effect.
     5. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.
Signed on July 30, 2008:

JPC CAPITAL PARTNERS, INC.
By:	/s/
	Name:	John C. Canouse
	Title:	Chief Executive Officer